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[FORETHOUGHT LOGO]


                       FORETHOUGHT LIFE INSURANCE COMPANY
                               300 N. Meridian St.
                                   Suite 1800
                             Indianapolis, IN 46204

                    ROTH INDIVIDUAL RETIREMENT ANNUITY RIDER


GENERAL

This Rider is made part of the Contract or Certificate (hereafter "Contract") to which it is attached and is effective on the date the Contract is issued. The Contract as amended by this Rider is intended to qualify as a Roth individual retirement annuity under Section 408A of the Internal Revenue Code of 1986, as amended (the "Code"). Where the provisions of this rider are inconsistent with the provisions of the Contract or any rider of the Contract, the provisions of this Rider will control.

APPLICABLE PROVISIONS

The following provisions apply and replace any contrary provisions of the
Contract:

1.   Owner

     You shall be the Owner. Any provision of the Contract that would allow joint ownership is deleted.

2.   Restrictions On Transferability, Exclusive Benefit, Nonforfeitability

     (a) The Contract may not be transferred or assigned (except pursuant to a divorce decree in accordance with applicable law) or pledged as collateral for a loan or for any other purpose.

     (b) The Contract is established for the exclusive benefit of the Owner or the Owner's Beneficiaries.

     (c)  The entire interest of the Owner in the Contract is nonforfeitable.

3.   Limitations On Contributions

     (a) Maximum Permissible Amount. Only a qualified rollover contribution will be accepted as the Premium payment for the Contract. A "qualified rollover contribution" is a rollover contribution that meets the requirements of Section 408(d)(3) of the Internal Revenue Code, except the one-rollover-per-year rule of Section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "non-Roth IRA"). A qualified rollover contribution also includes a rollover from a designated Roth account described in Section 402A. Beginning January 1, 2008, a qualified rollover contribution will also include a rollover from any "eligible retirement plan" that meets the requirements of Section 402(c), 403(b)(8) or 457(e)(16). Contributions may be limited under (b) and (c) below.

     (b) Qualified Rollover Contribution Limit. A rollover from a non-Roth IRA cannot be made to this IRA if, for the year the amount is distributed from the non-Roth IRA, (i) the Owner is married and files a separate return, (ii) the Owner is not married and has modified AGI in excess of $100,000 or (iii) the Owner is married and together the Owner and the Owner's spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year.

ICC12-FLICROTHIRA                                           (C) 2006 Forethought
                                                                            0906

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     (c)  Simple IRA Limits. No contributions will be accepted under a SIMPLE
          IRA plan established by any employer pursuant to Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.

     (d) Modified AGI. For purposes of (b) above, an Owner's modified AGI for a taxable year is defined in Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from a non-Roth IRA (a "conversion").

4.   Required Distributions

     (a) No amount is required to be distributed prior to the death of the Owner.

     (b) Notwithstanding any provision of this IRA to the contrary, the distribution of the Owner's interest in the IRA shall be made in accordance with the requirements of Code Section 408(b)(3), as modified by Section 408A(c)(5), and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under paragraph 4(d)) must satisfy the requirements of Code Section 408(a)(6), as modified by Section 408A(c)(5), and the regulations thereunder, rather than the distribution rules in paragraphs (c), (d), (e) and (f) below.

     (c) Upon the death of the Owner, his or her entire interest will be distributed at least as rapidly as follows:

          (i) If the designated Beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of the Owner's death, or, if elected, in accordance with subparagraph (c)(iii) below.

          (ii) If the Owner's sole designed Beneficiary is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with subparagraph (c)(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated Beneficiary's remaining life expectancy determined using such Beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with subparagraph
                (c)(iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract payment option chosen.

          (iii) If there is no designated Beneficiary, or if applicable by operation of subparagraph (c)(i) or (c)(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under subparagraph
                (c)(ii) above).

          (iv) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the year specified in subparagraph (c)(i) or (ii) and reduced by 1 for each subsequent year.

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     (d)  The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&A's-7 and -8 of
          Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

     (e) For purposes of subparagraph (c)(ii) above, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such subparagraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

     (f) If the sole designated Beneficiary is the Owner's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a Beneficiary.

5.   Compliance

     (a) The Owner has the sole responsibility for determining whether any purchase payment meets the applicable income tax rules.

     (b) The Owner or Beneficiary shall be solely responsible for requesting a distribution which complies with this Rider and applicable law.

     (c) The Owner shall comply with tax provisions to prevent loss of the advantages of tax deferral and to prevent tax penalties.

6.   Annual Reports

     The Company shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

7.   Amendments

     We reserve the right to amend this Contract or Rider to the extent necessary to qualify as a Roth IRA for federal income tax purposes.

8.   Terms

     All of the terms used in this Rider have the same meanings as in the Contract unless otherwise clearly indicated in this Rider. This Rider is subject to all the exclusions, definitions, and provisions of the Contract which are not inconsistent with the terms of this Rider.

The effective date of this rider is the Issue Date.

SIGNED FOR FORETHOUGHT LIFE INSURANCE COMPANY

                                     SAMPLE

     SECRETARY                                              PRESIDENT

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